EXHIBIT 7.1

Agreement Regarding Joint Filing

The undersigned agree that a Schedule 13D, and any amendments thereto that may be required, shall be filed jointly on behalf of the undersigned, and any other person or entity who may hereafter be included in the definition of the “Group” in any required amendment, when and if required under provisions of the Securities Exchange Act of 1934 or rules or regulations of the Securities and Exchange Commission thereunder.

Date: February 20, 2003	/s/ Michael Bernstein
Michael Bernstein

Date: February 20, 2003	/s/ Inez Bernstein
Inez Bernstein

Date: February 20, 2003	/s/ Deborah Bernstein
Deborah Bernstein

Date: February 20, 2003	/s/ Elizabeth Fishman
Elizabeth Fishman
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Date: February 20, 2003	/s/ Alicia Fishman
Alicia Fishman

Date: February 20, 2003	/s/ Diana Fishman
Diana Fishman